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                                                                     (d)(6)(iv)

[LOGO]

July 31, 2007

Michael Quain
Julius Baer Investment Management, Inc.
330 Madison Avenue,
New York, NY 10017

Dear Mr. Quain:

   Pursuant to the Sub-Advisory Agreement dated May 28, 2003, as amended, between ING Investments, LLC and Julius Baer Investment Management, Inc. (the "Agreement") we hereby notify you of our intention to modify the fees payable to the Sub-Adviser for ING Foreign Fund, a series of ING Mutual Funds (the "Fund"), effective July 31, 2007. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached to this letter.

   Please signify your acceptance to the modification of the sub-advisory fee for the Fund by signing below where indicated.

                                           Very sincerely,

                                           By:    /s/ Todd Modic
                                                  ------------------------------
                                           Name:  Todd Modic
                                           Title: Senior Vice President
                                                  ING Investments, LLC

ACCEPTED AND AGREED TO:
Julius Baer Investment
Management, Inc.

By:    /s/ AE Williams
       --------------------------
Name:  AE Williams
Title: illegible , Duly
       Authorized

7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000        ING Investments, LLC
Scottsdale, AZ 85258-2034        Fax: 480-477-2744
                                 www.ingfunds.com

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                              AMENDED SCHEDULE A

                              with respect to the

                            SUB-ADVISORY AGREEMENT

                                    between

                             ING INVESTMENTS, LLC

                                      and

                    JULIUS BAER INVESTMENT MANAGEMENT, INC.

Series                                   Annual Sub-Adviser Fee
------                     ----------------------------------------------------
                              (as a percentage of average daily net assets)

ING Foreign Fund                       0.45% on first $500 million;

                              when assets are greater than or equal to $500
                           million, the fee schedule resets as indicated below:

                                           0.40% on all assets*

* For purposes of calculating fees under this Agreement, the assets of the series shall be aggregated with the assets of ING Julius Baer Foreign Portfolio, which is not a party to this Agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to the series and their respective Adviser based on relative net assets.